Rand Capital Announces Third Consecutive Quarterly Increase in Net Assets in Third Quarter 2006

Invests $1.0 Million in the Quarter; Adds Adampluseve, LLC, a Luxury Sportswear Line of Clothing, to Portfolio; Investment Income Grows Over 60% in Nine-Month Period Based on Dividends and Interest Income From Portfolio Companies

BUFFALO, NY -- 10/31/2006 -- Rand Capital Corporation (NASDAQ: RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the third quarter and nine-month period ended September 30, 2006. Rand's net asset value increased $0.02 to $1.60 per share for the quarter ended September 30, 2006 and increased $0.09 per share, or 6%, from $1.51 at December 31, 2005. This was the third consecutive quarterly increase in net assets for the Company. At September 30, 2006, Rand's total investment portfolio was valued at $14.1 million, which exceeds its cost basis of $13.9 million, reflecting $196,000 net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated, "We are achieving a higher degree of maturation with the companies in our portfolio. This was reflected in positive valuation adjustments to certain companies in the portfolio, and also by five of our portfolio companies paying down principal portions of our debenture investments during the quarter. These companies are gaining market share, growing their customer base and effectively raising additional capital as needed. As a result, we anticipate that our portfolio values will begin to favorably show these results as we move forward."

Revenue

Investment income more than doubled in the third quarter of 2006 compared with the same period last year. For the nine-month period, investment income was up 62%, or $313,828, to $820,543. The growth for the period was driven by increases in dividends and interest from portfolio companies.

The increase in interest from portfolio companies was the result of 64% of new investments made during 2005 and the first nine months of this year being debenture instruments that earn interest income at a blended rate of 10.7%. Many of these same investments also typically include equity or warrant features that provide the opportunity for long term capital appreciation.

Dividend and other investment income grew primarily because of higher LLC distributions from companies in the portfolio that have improving operational trends, in particular Gemcor II, LLC, (www.gemcor.com) Topps Meat Company LLC, (www.toppsmeat.com) and Carolina Skiff LLC, (www.carolina-skiff.com). Gemcor designs and sells automatic riveting machines to manufacturers of airframes, missile bodies, space system accessories, and other aerospace equipment. Topps is a 66 year old manufacturer and supplier of premier frozen meat products. Carolina Skiff is a leading manufacturer of affordable fishing and recreational boats. LLC dividends can fluctuate based on portfolio companies' profitability and the timing of distributions.

The cash balance at September 30, 2006 was $802,000 higher than at the end of last year. The increase was mostly as a result of increased principal repayments by portfolio companies.

Third Quarter 2006 Investments

During the quarter, Rand's wholly owned subsidiary, Rand Capital SBIC, L.P., invested $561,000 in a $1.150 million round of financing in Adampluseve, LLC (New York, NY) (www.adampluseve.com) in the form of a Senior Subordinated Note with detachable warrants. Adampluseve, as it is branded, is a fast growing new label for the fashion industry. It is a contemporary luxury fashion concept for men and women founded by Adam Lippes. Mr. Lippes, who was formerly the Worldwide Creative Director for Oscar de la Renta, has achieved rapid success in the fashion industry as a result of his creative designs. The Company was launched in 2004 with a sleek upscale underwear and T-shirt line for men and women and is now producing a full fashion line for such outlets as Bergdorf Goodman, Neiman Marcus, Ron Herman in California, Gorsuch in Colorado and the luxury catalog Vivre. The clothing line is available in over 125 stores in eight countries around the world.

Rand Capital SBIC increased its investment in Rocket Broadband Networks, Inc. (Rochester, NY) (www.rocketbroadband.com) by purchasing Series A-1 Preferred shares for an additional investment of $195,198, as part of a $1.2 million round of financing by current investors. Rocket Broadband provides bundled communication services, including satellite TV, high speed/broadband internet access and digital (VoIP) telephone services to multiple dwelling unit (MDU) housing complexes, which include apartment and condominium properties and hotels. Rocket specializes in the DirecTV MDU market and is the only system operator for DirecTV in upstate New York.

Rand Capital Corporation also increased its investment in Kionix, Inc. (Ithaca, NY) (www.kionix.com) in the quarter by purchasing $243,704 of Series C Preferred shares. Kionix is a pioneer in the micro technology world for Micro Electrical Mechanical Systems (MEMS)-based applications, whose advanced micro-machining technology was developed at Cornell University. Kionix, which was founded in 1993, has received record levels of orders for its sensors from laptop and hard drive manufacturers, and for use in various consumer electronics.

Investments in the portfolio companies were for working capital needs to support the companies' growth.

Sales and Principal Repayments

Consistent with Rand's practice of selling publicly traded securities that it acquires, Rand continued liquidation of its position in Minrad International, Inc. (www.minrad.com) (AMEX: BUF). Rand sold 113,800 shares during the quarter for a net gain of $600,000. All 229,640 remaining shares are now eligible for sale.

During the quarter, Concentrix Corporation (Pittsford, NY) (www.concentrix.com) was sold to Synnex Corporation (NYSE: SNX) a global IT supply chain services company. As part of the sale, Rand's $600,000 Note was repaid. Concentrix is an integrated marketing company that provides call center, database analysis and print on demand services to the transportation, publishing, healthcare and other industries. In addition to principal repayment Rand recognized as a result of the sale, approximately $30,000 which was comprised of unamortized closing fees and a prepayment penalty.

Portfolio Companies

During the quarter, the Corporation recognized an additional unrealized appreciation of $189,000 on its equity investment in Carolina Skiff LLC (Waycross, GA) (www.carolinaskiff.com)

In August 2006, Innov-X Systems, Inc. (Woburn, MA) (www.innovx-sys.com), which develops systems that perform rapid, accurate chemical analysis to identify, differentiate and quantify most materials by elemental composition, announced a joint venture with A.P. Moller-Maersk Group (www.maersk.com). Innov-X will supply X-Ray Fluorescence (XRF) systems for on-board analysis of lubricants, fuels and related fluids to Maersk Fluid Technology, Inc., which will be the exclusive sales channel for Innov-X XRF systems into the Marine, Power Generation, and Oil & Gas markets.

Innov-X has incorporated its XRF technology into recently released RoHS-Star software which, as part of the Innov-X handheld detector, will assist manufacturers in complying with the European Union's Restriction on Hazardous Substance (RoHS) directive. RoHS bans from the EU new electrical and electronic equipment containing more than agreed levels of lead, cadmium, mercury and several other hazardous substances. Innov-X's new software enables rapid screening of electronics systems, PC boards, plastic parts and components for RoHS compliance.

Also during the quarter, the Corporation further recognized a net unrealized depreciation and lowered its valuation by $177,000 of WineIsIt.com (Amherst, NY) (www.wineisit.com) reflecting current business conditions of the Company.

Subsequent Events

Subsequent to the end of the quarter, Synacor, Inc. (Buffalo, NY) (www.synacor.com) announced the closure of a $17 million "C Series" round of financing and repaid Rand's loan of $350,000.

Concurrent with the repayment, Rand participated in the financing round by purchasing $508,000 of the securities. This "C Series" round of funding was led by North Atlantic Capital and included financing from Mitsui Technology Investment Group, both new investors in Synacor. Several existing Synacor investors in addition to Rand participated in the round, including Crystal Ventures, Advantage Capital Partners, Walden International, Intel Capital. The investment reinforces Synacor's growing leadership position in the delivery of premium online content and technology solutions that enable service providers to extend ownership of their customers through the Internet to create a highly personalized experience. The final results of this transaction will be reflected in the fourth quarter of 2006.

Share Repurchase Program Extended

The Board of Directors reauthorized the purchase of up to 5% of the Company's outstanding stock through purchases on the open market at any time, or from time to time, during the one-year period ending October 26, 2007, when, in the discretion of management, the price of the Company's stock does not appropriately reflect its net asset value. During the third quarter, Rand did not repurchase any shares under its previously authorized stock buy back program.

Safe Harbor Statement

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertake no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND." Rand is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716.853.0802
pgrum@randcapital.com